EXHIBIT A

                        ACQUISITION AGREEMENT


                           by and between


                       CALENERGY COMPANY, INC.,

                                and

                    KIEWIT DIVERSIFIED GROUP INC.






                  Dated as of September 10, 1997








                           	TABLE OF CONTENTS



                                                                    	Page

                               	ARTICLE I
                             	DEFINED TERMS

	1.1	Defined Terms	                                                   2
	1.2	Terms Defined in Agreement	                                      4
	1.3	Certain Interpretative Matters                                	  6

                               	ARTICLE II
                      	PURCHASE AND SALE OF SHARES

	2.1	Purchase and Sale of the Shares	                                 6
	2.2	Consideration	                                                   6
	2.3	Purchase Price Allocation	                                       6

                               	ARTICLE III
                                 	CLOSING

	3.1	Closing	                                                         6
	3.2	Steps at Closing	                                                7
	3.3	Deliveries at Closing	                                           7
		3.3.1	Deliveries by Seller and its Affiliates	                      7
		3.3.2	Deliveries by Buyer.	                                         8

                                	ARTICLE IV
                       	REPRESENTATIONS AND WARRANTIES

	4.1	Representations and Warranties of Buyer	                         8
		4.1.1	Due Organization	                                             8
		4.1.2	Authorization	                                                8
		4.1.3	Non-Contravention	                                            9
		4.1.4	Consents and Approvals	                                       9
		4.1.5	Litigation	                                                   9
	4.2	Representations and Warranties of  Seller	                       9
		4.2.1	Due Organization of Seller	                                   9
		4.2.2	Due Organization of KEG and KEC	                              9
		4.2.3	Authorization	                                               10
		4.2.4	Non-Contravention	                                           10
		4.2.5	Consents and Approvals	                                      10
		4.2.6	Capitalization of KEC	                                       10
		4.2.7	Capitalization of the Kiewit Companies	                      11
		4.2.8	Capitalization of Holdco	                                    12
		4.2.9	Title to KEC Shares	                                         12
		4.2.10	Title to CE Shares, Holdco Shares, KEUK Shares and Options	 12
		4.2.11	Title to Related Project Interests and Subordinated Debt
         Interest	                                                   12
		4.2.12	Organization of the Kiewit Companies; No Activities	        13
		4.2.13	Organization of Holdco; No Activities	                      13
		4.2.14	Ownership of Project Entities and Electric Holdings	        13
		4.2.15	Litigation, Proceedings	                                    13
		4.2.16	No Activities Following Execution	                          13
		4.2.17	Tax Matters	                                                14
		4.2.18	Insurance	                                                  16

                                 	ARTICLE V
                        	COVENANTS OF THE PARTIES

	5.1	Prohibition of Certain Actions by Seller Pending the Closing	   17
	5.2	Prohibition of Certain Actions by Buyer Pending the Closing	    17
	5.3	Best Efforts	                                                   17
	5.4	Consents	                                                       17
	5.5	Notification of Certain Matters	                                18
	5.6	Convertible Debt	                                               18
	5.7	Equity Offering	                                                18
	5.8	Debt Offering	                                                  18
	5.9	Kiewit Commitments	                                             18
	5.10	Seller SEC Filings	                                            19
	5.11	Buyer SEC Filings	                                             19
	5.12	Existing Agreements	                                           19
	5.13	Termination of Buyer's Approval of Acquisitions of Shares Under
      Rights Agreement	                                              19
	5.14	Confidentiality, Standstill and Noncompetition Agreement	      19

                             	ARTICLE VI
                      	CONDITIONS TO CLOSING

	6.1	Conditions of Buyer's Obligations at Closing	                   20
		6.1.1	Accuracy of Representations and Warranties	                  20
		6.1.2	Performance	                                                 20
		6.1.3	Compliance Certificates	                                     20
		6.1.4	No Injunctions or Restraints; Illegality	                    20
		6.1.5	Consents	                                                    20
		6.1.6	Termination Agreement	                                       20
	6.2	Conditions of Seller's Obligations at Closing	                  20
		6.2.1	Accuracy of Representations and Warranties	                  20
		6.2.2	Performance	                                                 21
		6.2.3	Compliance Certificates	                                     21
		6.2.4	No Injunctions or Restraints; Illegality.	                   21
		6.2.5	Consents	                                                    21
		6.2.6	Termination Agreement	                                       21

                              	ARTICLE VII
                              	TAX MATTERS

	7.1.	Preparation and Filing of Tax Returns; Payment of Taxes	       21
	7.2.	Tax Indemnification	                                           22
	7.3	Consent Provisions	                                             23
	7.4.	Transfer and Similar Taxes	                                    23
	7.5.	Assistance and Cooperation	                                    23
	7.6.	Termination of Tax Sharing Agreements	                         24
	7.7.	Characterization of Tax Indemnification Payments	              24
	7.8.	Indemnity Payments	                                            24
	7.9.	Survival of Obligations	                                       24

                              	ARTICLE VIII
                         	POST-CLOSING COVENANTS

	8.1	Litigation Support                                            	 24
	8.2	Further Assurances	                                             24
	8.3	Seller Keep Well.	                                              25
	8.4	Use of Kiewit Name	                                             25

                                 	ARTICLE IX
                          	SURVIVAL; INDEMNIFICATION

	9.1	Survival of Representations, Covenants, Etc.	                   25
	9.2	Indemnification	                                                25
		9.2.1	Seller's Agreement to Indemnify	                             25
		9.2.2	Buyer's Agreement to Indemnify	                              26
		9.2.3	Conditions of Indemnification	                               26

                                  	ARTICLE X
                         	TERMINATION OF AGREEMENT

	10.1	Termination	                                                   26
	10.2	Effect of Termination	                                         27
		10.2.1	Procedure and Effect of Termination	                        27
		10.2.2	Termination Fee	                                            28

                                	ARTICLE XI
                              	MISCELLANEOUS

	11.1	Notices	                                                       28
	11.2	Assignment	                                                    29
	11.3	Entire Agreement; Amendments and Waivers	                      30
	11.4	Brokers.	                                                      30
	11.5	Multiple Counterparts	                                         30
	11.6	Headings	                                                      30
	11.7	Schedules	                                                     30
	11.8	Publicity; Confidentiality	                                    30
	11.9	Governing Law	                                                 30
	11.10	Construction	                                                 30
	11.11	Expenses	                                                     31


                                   	SCHEDULES

 Schedule I		       Project Entities

 Schedule II		      EPC Contracts

 Schedule III		     Related Project Interests

 Schedule IV	      	Subordinated Debt Interests

 Schedule V       		Purchase Price Allocations

 Schedule VI      		Equity Commitments

 Schedule VII		     Lists of Terminated Agreements

 Schedule VIII		    Consents







                           	ACQUISITION AGREEMENT


		THIS ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of the 10th day of September, 1997, by and between CalEnergy Company, Inc., a
Delaware corporation ("Buyer"), and Kiewit Diversified Group Inc., a Delaware
corporation ("Seller").

                                   	RECITALS

	A.	Seller, through its indirect wholly owned subsidiary, Kiewit Energy Group,
Inc., a Delaware corporation ("KEG"), owns all of the outstanding shares of common stock, par value $100 per share (the "KEC Shares"), of Kiewit
Energy Company, a Delaware corporation ("KEC").

	B.	KEC owns 19,231,065 shares of common stock, par value $.0675 per share
("Common Stock"), of Buyer (the "CE Shares") and options (the "Options")
to purchase 1,000,000 shares of Common Stock.

	C.	KEC, through its wholly owned subsidiary, Kiewit Energy Pacific Holdings
Corp., a Delaware corporation ("Holdco"), owns Kiewit Energy International
(Bermuda) Ltd., a Bermuda company ("KEIL"), which together with other investors, owns certain entities identified on Schedule I hereto (the
"Philippine and Indonesian Entities") that are in the business of developing electricity generating plants in the Republic of the
Philippines and the Republic of Indonesia, which plants are in various stages of development.

	D.	Buyer, through two wholly owned subsidiaries, and Kiewit Energy U.K.,
Inc., a Delaware corporation and wholly owned subsidiary of KEC ("KEUK"), together own CE Electric U.K. Holdings ("Electric Holdings"), which owns
CE Electric U.K. plc ("Electric plc"), which, in turn, owns Northern
Electric plc, a distributor and supplier of electricity in the United
Kingdom ("Northern" and, together with the Philippine and Indonesian
Entities, the "Project Entities").

	E.	Buyer desires to purchase, and Seller desires to cause to be sold to
Buyer, all of the outstanding shares of common stock, par value $1.00 per share (the "Holdco Shares"), of Holdco, upon the terms and subject to the conditions of this Agreement.

	F.	Buyer desires to purchase, and Seller desires to cause to be sold to
Buyer, all of the outstanding shares of common stock, par value $1.00 per share (the "KEUK Shares"), of KEUK, upon the terms and subject to the conditions of this Agreement.

	G.	Buyer desires to purchase, and Seller desires to cause to be sold to
Buyer, all of the KEC Shares (and thereby acquire the CE Shares and the
Options owned by KEC), upon the terms and subject to the conditions of this Agreement.

                                	AGREEMENT

		NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

                                 	ARTICLE I
                               	DEFINED TERMS

		I.1  Defined Terms.  The following defined terms shall, unless the context otherwise requires, have the meanings specified below.

		"Affiliate" shall mean, when used with reference to a specified Person,
(i) any Person who directly or indirectly controls, is controlled by or is under common control with the specified Person, (ii) any Person who is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, partner or trustee or serves in a similar capacity, (iii) any Person who, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of the specified Person, or of which the specified Person, directly or indirectly, is the owner of 10% or more of any class of equity securities, or (iv) any relative of the specified Person.  Notwithstanding the foregoing, for purposes of this Agreement, Buyer shall not be deemed an
Affiliate of Seller and Seller shall not be deemed an Affiliate of Buyer.

		"Ancillary Agreements" shall mean the Confidentiality, Standstill and
Noncompetition Agreement, the Termination Agreement and the Withdrawal
Agreement.

		"Bali" shall mean Bali Energy Ltd., a Bermuda company.

		"Buyer Disclosure Schedule" shall mean a schedule delivered by Buyer to
Seller on the date hereof, which sets forth exceptions to the representations and warranties contained in Section 4.1 and certain information called for by this Agreement.

		"Buyer Indemnified Parties" shall mean Seller and its respective Affiliates and, if applicable, its directors, officers, attorneys, accountants and agents and their respective heirs, successors and assigns.

		"Casecnan Bonds" shall mean the debt securities of CE Casecnan issued under an Indenture dated as of November 27, 1995.

		"CE Casecnan" shall mean CE Casecnan Water and Energy Company, Inc., a corporation organized under the laws of the Republic of the Philippines.

		"CE Luzon" shall mean CE Luzon Geothermal Power Company, Inc., a corporation organized under the laws of the Republic of the Philippines.

		"Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

		"Confidentiality, Standstill and Noncompetition Agreement" shall mean that certain Confidentiality, Standstill and Noncompetition Agreement to be entered into by Seller and Buyer concurrently herewith.

		"Debt Offering" shall mean the registered public offering of high yield debt securities of Buyer to be commenced by Buyer as promptly as reasonably practicable following consummation of the Equity Offering, the proceeds of which will be utilized to pay a portion of the Purchase Price at Closing.

		"Effective Date" shall mean the date upon which this Agreement is executed and delivered by all of the parties hereto.

		"Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, mortgage, right-of-way, encumbrance, restriction, reservation or other similar right or interest of any nature of any third party or any liability of any nature to a third party.

		"EPC Contracts" shall mean each of the agreements listed on Schedule II hereto.

		"Equity Offering" shall mean an underwritten public offering by Buyer of up to 14,000,000 shares of Common Stock to be commenced by Buyer as promptly as reasonably practicable following the Effective Date.

		"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

		"Financing "shall mean financing that can be drawn only subject to conditions satisfiable through the use of reasonable best efforts by Buyer.

		"GAAP" shall mean United States generally accepted accounting principles and practices in effect from time to time as consistently applied.

		"Governmental Authority"  shall mean any court, administrative agency or commission or other governmental entity, authority or instrumentality, domestic or foreign.

		"Himpurna" shall mean Himpurna California Energy Ltd., a Bermuda company.

		"Kiewit Companies" shall mean KEIL and KEUK, together.

		"Option Exercise Price" shall mean $11,625,000, representing the aggregate exercise price payable upon exercise of the Options.

		"Patuha" shall mean Patuha Power, Ltd., a Bermuda company.

		"Permit" shall mean any approval, consent, waiver, exemption, variance, franchise, certificate, order, permit, authorization or license of or from any federal, state, local or foreign government, governmental agency, board, tribunal, commission, court or other agency or body with regulatory or governmental authority, including any federal, state, local or foreign zoning, health, environmental protection, pollution, sanitation, safety, siting or building Permit or license or authorization.

		"Person" shall mean any individual, corporation, partnership, association, trust, estate or other entity or organization.

		"Purchase Price" shall mean an aggregate of One Billion One Hundred Fifty-
Five Million Dollars ($1,155,000,000).

		"Related Project Interests" shall mean all insurance policies and rights thereunder, all project contracts, capital stock, instruments and rights
(except those relating to the rights of the contractor under EPC Contracts), in each case, comprising or associated with the rights and interests in the
Project Entities, Electric Holdings or Electric plc of Seller and its
Affiliates or any other right or interest of Seller and its Affiliates arising or existing under the Joint Venture Agreement, including the rights and interests referenced on Schedule III hereto; provided, however, that Related
Project Interests do not include shares of capital stock or other rights or interests in the Project Entities, Electric Holdings or Electric plc that are not directly or indirectly owned by KEC, KEIL or KEUK.

		"Securities Act" shall mean the Securities Act of 1933, as amended.

		"Seller Disclosure Schedule" shall mean a schedule delivered by Seller to
Buyer on the date hereof, which sets forth exceptions to the representations and warranties contained in Section 4.2 and certain information called for by this Agreement.

		"Seller Indemnified Parties" shall mean Buyer and its Affiliates (including KEC, Holdco and the Kiewit Companies after the Closing) and, if applicable, their respective directors, officers, attorneys, accountants and agents and their respective heirs, successors and assigns.

		"Subordinated Debt Interests" shall mean the PKS Facility and certain subordinated debt interests of one or more Project Entities, Electric Holdings or Electric plc held indirectly by the Kiewit Companies, including the interests as set forth on Schedule IV hereto.  The Subordinated Debt Interests do not include the Casecnan Bonds.

		"Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, service, service use, ad valorem, transfer, franchise, profits, license, lease, withholding, social security, payroll, employment, excise, estimated, severance, stamp, recording, occupation, real and personal property, gift, value added, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed thereon or with respect thereto imposed by any taxing authority (domestic or foreign).

		"Tax Return" shall mean any return, report or other document required to be filed or in fact filed with any taxing authority with respect to Taxes.

		I.2 Terms Defined in Agreement. Defined terms contained in this Agreement shall have the meaning set forth in this Agreement. Each of the following terms is defined in the Section set forth opposite such term:

     Term 								                          Section
  Acquired Companies		                  				4.2.17
  Agreement                          							Preamble
  Allocation Schedule                 						2.3
  Buyer                             								Preamble
  Buyer Consents                      						10.2.2
  Buyer Indemnified Claims	             				9.2.2
  Buyer Return Amount	                  				7.1
  CE Shares	                          						Recital B
  Claim	                             							9.2.2
  Closing	                           							3.1
  Closing Date		                       					3.1
  Closing Date Amount	                  				2.2
  Common Stock	                        					Recital B
  Consents	                           						4.1.4
  Damages	                            						9.2.1
  Due Date	                            					7.1
  Electric Holdings	                   					Recital D
  Electric plc	                       						Recital D
  Holdco	                            							Recital C
  Holdco Allocation                   						2.3
  Holdco Sale                           				3.2
  Holdco Shares	                      						Recital E
  Indemnity Payments	                  					7.8
  Insurance Policies	                  					4.2.18
  Joint Venture Agreement              					5.12
  KEC		                               						Recital A
  KEC Allocation		                      				2.3
  KEC Shares	                         						Recital A
  KEG	                               							Recital A
  KEIL		                              						Recital C
  KEIL Shares                        							4.2.4
  KEUK                              								Recital D
  KEUK Allocation	                     					2.3
  KEUK Sale	                          						3.2
  KEUK Shares	                        						Recital F
  Northern		                           					Recital D
  Options		                           						Recital B
  Philippine and Indonesian Entities			    	Recital C
  PKS		                               						4.2.11
  PKS  Facility	                      						4.2.11
  Pre-Closing Periods                  					7.1
  Pre-Closing Straddle Period	           			7.2
  Post-Closing Periods	                 				7.2
  Post Closing Straddle Period	           		7.2
  Project Entities                    						Recital D
  Required Consents	                   					6.1.5
  Rights Agreement	                    					5.13
  Seller	                            							Preamble
  Seller Consents                     						10.2.2
  Seller Indemnified Claims	            				9.2.1
  Straddle Periods                    						7.2
  Tax Arbitrator	                     						7.1
  Tax Claim	                          						7.3
  Termination Agreement	                				5.6
  Transfer Taxes	                     						7.4
  Withdrawal Agreement                 					5.12

		I.3  Certain Interpretative Matters.  In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa.  The terms
"includes" or "including" shall mean "including without limitation."  Except as otherwise stated herein, references to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented and restated through the date as of which such reference is made.


                                	ARTICLE II
                       	PURCHASE AND SALE OF SHARES

		II.1  Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase, and Seller shall cause its appropriate Affiliates to sell, convey, assign, transfer and deliver to Buyer, free and clear of any and all Encumbrances, the following:

			II.1.1  All of Seller's and its Affiliates' right, title and interest in and to the Holdco Shares;

			II.1.2  All of Seller's and its Affiliates' right, title and interest in and to the KEUK Shares; and

			II.1.3  All of Seller's and its Affiliates' right, title and interest in and to the KEC Shares.

		II.2  Consideration.  Upon the terms and subject to the conditions of this
Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Holdco Shares, the KEUK Shares and the KEC Shares, at the
Closing, Buyer shall pay, in accordance with Section 3.2, an amount equal to the Purchase Price less the Option Exercise Price, subject to adjustment pursuant to Section 5.7(b) (as so adjusted, the "Closing Date Amount").

		II.3  Purchase Price Allocation.    Set forth on Schedule V hereto (the
"Allocation Schedule") is an allocation of the Purchase Price among the Holdco
Shares, the KEUK Shares and the KEC Shares.  Prior to Closing, Buyer may revise the Allocation Schedule consistent with applicable tax valuation methodology, subject to Seller's consent, which consent will not be unreasonably withheld
(the allocations to the Holdco Shares, KEUK Shares and KEC Shares, as the same may be revised as aforesaid, are referred to as the "Holdco Allocation", "KEUK
Allocation" and "KEC Allocation", respectively).  Buyer and Seller shall allocate the Purchase Price in accordance with the Allocation Schedule (as the same may have been revised as aforesaid) and shall be bound by such allocations for and report the purchases and sales contemplated hereby for federal and state Tax purposes in accordance with such allocations, and shall not take any position (whether in Tax Returns or Tax audits), which is inconsistent with such allocations without the prior written consent of the other party, except to the extent, if any, required by applicable law.


                              	ARTICLE III
                                	CLOSING

		III.1  Closing.  Buyer shall give prompt notice to Seller upon Buyer's raising an aggregate of $800 million in cash or Financing, or a combination thereof, for purposes of funding the Purchase Price.  Upon delivery of such notice, the parties will set a mutually agreeable date to close the transac-
tions contemplated hereby (the "Closing").  Such date shall be as promptly as practicable after such notice (but not prior to January 2, 1998), subject to satisfaction or waiver of the conditions set forth in Article VI, or as soon as practicable after such conditions shall have been satisfied or waived.  The
Closing shall take place at the offices of Skadden, Arps, Slate Meagher and
Flom LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., Eastern time on such date or such other time or place as may be agreed by the parties.  The date on which the Closing actually occurs is referred to herein as the Closing
Date.  If Buyer shall not have raised an aggregate of $800 million in cash or
Financing, or a combination thereof, for purposes of funding the Purchase Price by January 2, 1998, and Buyer is satisfying its obligations under Sections 5.7 and 5.8, then the Closing Date may be extended, without interest or penalty, subject to Article X.

		III.2  Steps at Closing.  At the Closing, the following events shall occur in the following order:

				(a)	Seller shall cause KEC to sell, assign, transfer and deliver to Buyer all of its right, title and interest in the Holdco Shares, and Buyer shall pay to KEC, by wire transfer of immediately available funds, the amount of the Holdco Allocation (the "Holdco Sale);

				(b)	Seller shall cause KEC to sell, assign, transfer and deliver to Buyer all of its right, title and interest in the KEUK Shares, and
Buyer shall pay to KEC, by wire transfer of immediately available funds, the amount of the KEUK Allocation (the "KEUK Sale");

				(c)	Seller shall cause KEC to distribute to its parent
corporation, KEG, the cash proceeds of the Holdco Sale and the KEUK
Sale; and

				(d)	Seller shall cause KEG to sell, assign, transfer and deliver to Buyer all of its right, title and interest in the KEC Shares, and
Buyer shall pay to KEG, by wire transfer of immediately available funds, the amount of the KEC Allocation.

		III.3  Deliveries at Closing.

			III.3.1  Deliveries by Seller and its Affiliates.   At the Closing,
Seller or its Affiliates at the direction of Seller shall deliver to Buyer
(unless delivered previously) the following:

				(a)	stock certificates representing the Holdco Shares, duly
endorsed or accompanied by stock powers duly executed in blank by KEC or instruments of transfer duly executed by KEC, and any other documents that are necessary to transfer title to the Holdco Shares to Buyer;

				(b)	stock certificates representing the KEUK Shares, duly
endorsed or accompanied by stock powers duly executed in blank by KEC or instruments of transfer duly executed by KEC, and any other documents that are necessary to transfer title to the KEUK Shares to
Buyer;

				(c)	stock certificates representing the KEC Shares, duly
endorsed or accompanied by stock powers duly executed in blank by
KEG, or duly executed instruments of transfer duly executed by KEG, and any other documents that are necessary to transfer title to the
KEC Shares to Buyer;

				(d)	the minute books, stock books, stock ledgers, and corporate
seals, as applicable, of each of KEC, Holdco, KEIL and KEUK;

				(e)	the compliance certificate referred to in Section 6.1.3;

				(f)	the Termination Agreement, duly executed by Seller;

				(g)	any amounts due to Buyer under Section 5.9(c); and

				(h)	all other documents, certificates, instruments or writings,
including any representing Related Project Interests, required to be delivered by Seller at or prior to the Closing pursuant to the
Agreement or otherwise required in connection herewith (other than any such items that may be pledged to and in possession of lenders to the Project Entities as set forth in Section 4.2.14 of the Seller
Disclosure Schedule ).

			III.3.2  Deliveries by Buyer.  At the Closing, Buyer shall deliver to or at the direction of Seller (unless previously delivered) the following:

				(a)	funds in an amount equal to the Closing Date Amount; such
delivery to be made by wire transfers of immediately available funds in accordance with Section 3.2 to a bank account or bank accounts designated by Seller, such designation to be made not less than five business days prior to the Closing;

				(b)	the compliance certificate referred to in Section 6.2.3;

				(c)	the Termination Agreement, duly executed by Buyer;

				(d)	any amounts due to Seller under Section 5.9(b); and

				(e)	all other documents, certificates, instruments or writings
required to be delivered by Buyer at or prior to the Closing pursuant to the Agreement or otherwise required in connection herewith.


                             	ARTICLE IV
                   	REPRESENTATIONS AND WARRANTIES

		IV.1  Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

			IV.1.1  Due Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of
Delaware, and has all requisite corporate power and corporate authority to own, lease and operate its properties and conduct its business as it is presently being conducted.

			IV.1.2  Authorization.  Buyer has all necessary corporate power and corporate authority, and has taken all necessary corporate action, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder upon the terms and subject to the conditions hereof.  The execution and delivery of this Agreement and the
Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby upon the terms and subject to the conditions hereof and thereof, have been duly authorized by all necessary corporate action on the part of Buyer.  No other corporate proceedings or other corporate actions on the part of Buyer are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the general principles of equity, including concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

			IV.1.3  Non-Contravention.  Subject to the provisions of Section
4.1.4 below regarding Consents, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby do not violate or conflict with Buyer's certificate of incorporation or bylaws, or any law, rule, regulation or statute to which Buyer is subject.

			IV.1.4  Consents and Approvals.  Except as set forth in Section 4.1.4 of the Buyer Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with ("Consents"), any
Governmental Authority, or any Person, is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval or authorization or to make such declaration, filing or registration would not materially impair Buyer's ability to consummate the transactions contemplated hereby.

			IV.1.5  Litigation.  There is no claim, action, suit or proceeding pending of which Buyer has received notice by or before any Governmental
Authority, or by or on behalf of any third party, which challenges the validity of this Agreement or any Ancillary Agreement or which, if adversely determined, could reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this
Agreement or any Ancillary Agreement.

			IV.1.6  Buyer Discussions.   None of Buyer or anyone acting on its
behalf is engaged presently in discussions with, or is considering any proposal from, or since January 1997 has engaged in discussions with or has considered any proposal from, any Person or group of Persons with re-
spect to the possible acquisition (whether by merger or otherwise) of all of the outstanding shares of, or a majority equity interest in, or all or a substantial part of the assets of, Buyer, which discussions or proposals are reasonably expected by Buyer to be likely to result in consummation of any such acquisition in the next nine months.

		IV.2  Representations and Warranties of  Seller.  Seller hereby represents and warrants to Buyer as follows:

			IV.2.1  Due Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the
State of Delaware, and has all requisite corporate power and corporate authority to own, lease and operate its properties and conduct its business as it is presently being conducted.

			IV.2.2  Due Organization of KEG and KEC.  Each of KEG and KEC is a
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and conduct its business as it is presently being conducted.

			IV.2.3  Authorization.  Seller has all necessary corporate power and corporate authority, and has taken all necessary corporate action, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, upon the terms and subject to the conditions hereof.  The execution and delivery of this Agreement and the Ancillary Agreements by Seller and the consummation by it of the transactions contemplated hereby and thereby, upon the terms and subject to the conditions hereof and thereof, have been duly authorized by all necessary corporate action on the part of Seller.  No other corporate proceedings or other corporate actions on the part of Seller are necessary to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject to the general principles of equity, including concepts of materiality, reasonableness, good faith and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

			IV.2.4  Non-Contravention.  Subject to the provisions of Section
4.2.5 below regarding Consents, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation by Seller of the transactions contemplated hereby and thereby do not violate or conflict with the certificate of incorporation or bylaws of any of Seller, KEG, KEC, Holdco, KEUK or KEIL, or any law, rule, regulation or stipulation to which any of them is subject, or result in the creation of any Encumbrance upon any of the Holdco Shares, KEUK Shares, KEC Shares, CE
Shares, Options or outstanding shares of capital stock of KEIL ("KEIL
Shares").

			IV.2.5  Consents and Approvals.  Except as set forth in Section 4.2.5 of the Seller Disclosure Schedule, no Consent of any Governmental
Authority, or any Person, is required to be made or obtained by Seller or any of its Affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Agreements by Seller or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval or authorization or to make such declaration, filing or registration would not result in the creation of any Encumbrance upon any of the Holdco Shares, KEUK Shares,
KEC Shares, KEIL Shares, CE Shares or Options or materially impair
Seller's ability to consummate the transactions contemplated hereby or by the Ancillary Agreements.

			IV.2.6  Capitalization of KEC.

				(a)	Section 4.2.6 of the Seller Disclosure Schedule sets forth a true, correct and complete description of the authorized and outstanding capitalization of KEC.  No shares of capital stock of KEC are held in the treasury of KEC.  Each issued and outstanding share of capital stock of KEC has been duly authorized and validly issued, is fully paid and nonassessable, and has not been issued in violation of, and is not subject to, any preemptive or subscription rights.

				(b)	Except as set forth in Section 4.2.6 of the Seller
Disclosure Schedule, (i) there is no option, warrant or other right, agreement, arrangement, or commitment of any kind whatsoever relating to the issued or nonissued capital stock of KEC or obligating KEC to grant, issue or sell any share of its capital stock by sale, lease, license or otherwise; (ii) there is no obligation, contingent or otherwise, of KEC to (A) repurchase, redeem or otherwise acquire any share of its capital stock, or (B) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, Holdco, either Kiewit Company or any other Person; (iii) KEC does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock, partnership interests or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock, partnership interests or other equity interest of, any corporation, partnership, joint venture or other entity (other than ownership of the Holdco Shares, the KEUK
Shares, the CE Shares and the Options); (iv) there is no agreement, arrangement, contract or other commitment of any kind whatsoever
(contingent or otherwise) pursuant to which any Person is or may become entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of KEC; and (v)
there is no voting trust, proxy or other agreement, arrangement, contract or other commitment of any kind whatsoever to which KEC is a party, or by which KEC, or any of its properties or assets, is bound with respect to the voting of any share of capital stock, partnership interests or other equity interest of KEC.

			IV.2.7  Capitalization of the Kiewit Companies.

				(a)	Section 4.2.7 of the Seller Disclosure Schedule sets forth a true, correct and complete description of the authorized and outstanding capitalization of each Kiewit Company.  No shares of capital stock of any Kiewit Company are held in the treasury of such
Kiewit Company.  Each issued and outstanding share of capital stock of each Kiewit Company has been duly authorized and validly issued, is fully paid and nonassessable, and has not been issued in violation of, and is not subject to, any preemptive or subscription rights.

				(b)	(i)  Except as set forth in Section 4.2.7 of the Seller
Disclosure Schedule, there is no option, warrant or other right, agreement, arrangement or commitment of any kind whatsoever relating to the issued or unissued capital stock of either Kiewit Company or obligating either Kiewit Company to grant, issue or sell any share of its capital stock by sale, lease, license or otherwise; (ii) there is no obligation, contingent or otherwise, of either Kiewit Company to
(A) repurchase, redeem or otherwise acquire any share of its capital stock, or (B) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, Holdco, the other
Kiewit Company or any other Person; (iii) no Kiewit Company, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock, partnership interests or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock, partnership interests or other equity inter-
ests of, any corporation, partnership, joint venture or other entity
(other than ownership of shares of any Project Entity as reflected on
Schedule I hereto); (iv) there is no agreement, arrangement, contract or other commitment of any kind whatsoever (contingent or otherwise)
pursuant to which any Person is or may become entitled to receive any payment based on the revenues or earnings, or calculated in accor-
dance therewith, of either Kiewit Company; and (v) there is no voting trust, proxy or other agreement, arrangement, contract or other com-
mitment of any kind whatsoever to which either Kiewit Company is a party, or by which either Kiewit Company, or any of their respective properties or assets, is bound with respect to the voting of any share of capital stock, partnership interests or other equity interests of either Kiewit Company.

			IV.2.8  Capitalization of Holdco.

				(a)	Section 4.2.8 of the Seller Disclosure Schedule sets forth a true, correct and complete description of the authorized and outstanding capitalization of Holdco.  No shares of capital stock of
Holdco are held in the treasury of Holdco.  Each issued and outstand-
ing share of capital stock of Holdco has been duly authorized and validly issued, is fully paid and nonassessable, and has not been issued in violation of, and is not subject to, any preemptive or sub-
scription rights.

				(b)	Except as set forth in Section 4.2.8 of the Seller
Disclosure Schedule (i)  there is no option, warrant or other right, agreement, arrangement or commitment of any kind whatsoever relating to the issued or unissued capital stock of Holdco or obligating
Holdco to grant, issue or sell any share of its capital stock by sale, lease, license or otherwise; (ii) there is no obligation, con-
tingent or otherwise, of Holdco to (A) repurchase, redeem or other-
wise acquire any share of its capital stock or (B) provide funds to, or make any investment in (in the form of a loan, capital contribu-
tion or otherwise), or provide any guarantee with respect to the obligations of either Kiewit Company or any other Person; (iii)
Holdco does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock, partnership inter-
ests or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock, partnership interests or other equity interests of, any corporation, partnership, joint venture or other entity (other than ownership of KEIL Shares);
(iv) there is no agreement, arrangement, contract or other commitment of any kind whatsoever (contingent or otherwise) pursuant to which any Person is or may become entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of
Holdco; and (v) there is no voting trust, proxy or other agreement, arrangement, contract or other commitment of any kind whatsoever to which Holdco is a party, or by which Holdco, or any of its properties or assets, is bound with respect to the voting of any share of capital stock or other equity interests of Holdco.

			IV.2.9  Title to KEC Shares.  KEG is the record and beneficial owner of the KEC Shares and such KEC Shares are owned by KEG free and clear of all Encumbrances.  Upon Closing, valid title to the KEC Shares, free and clear of all Encumbrances, shall pass to Buyer.

			IV.2.10  Title to CE Shares, Holdco Shares, KEUK Shares and Options.
   KEC is the record and beneficial owner of the CE Shares, the Holdco
Shares, the KEUK Shares and the Options, and such CE Shares, Holdco
Shares, KEUK Shares and Options are owned by KEC free and clear of all
Encumbrances.  Upon Closing, valid title to the Holdco Shares and the KEUK
Shares, free and clear of all Encumbrances, shall pass to Buyer.

			IV.2.11  Title to Related Project Interests and Subordinated Debt
Interest.
		Contemporaneous with the execution and delivery of this Agreement,
Seller's parent company, Peter Kiewit Sons', Inc. ("PKS"), is assigning and transferring to KEUK all of its right, title and interest in the
Subordinated Debt Facility between PKS and Electric Holdings dated October
28, 1996 (the "PKS Facility").  After giving effect to such assignment,
KEC, through Holdco, KEIL and KEUK, possesses all right, title and interest in and to the Related Project Interests and the Subordinated Debt
Interests, free and clear of all Encumbrances, except as set forth in
Section 4.2.14 of the Seller Disclosure Schedule.  Upon the purchase by
Buyer of the Holdco Shares, the KEUK Shares and the KEC Shares at Closing,
 Buyer shall obtain, through such entities, all right, title and interest to the Related Party Interests and the Subordinated Debt Interests.

			IV.2.12  Organization of the Kiewit Companies; No Activities.

				(a)	Each Kiewit Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

				(b)	Except as set forth in Section 4.2.12 of the Seller
Disclosure Schedule, neither Kiewit Company has (i) acquired any property or asset, whether real, personal or mixed, tangible or intangible, other than the capital stock of the Project Entities owned by it, (ii) incurred any liability or obligation, direct or indirect, fixed or contingent, other than for current Taxes which are covered by Article VII, (iii) engaged in any business or activity of any kind whatsoever, other than the ownership of the capital stock of the Project Entities and Electric Holdings owned by it, or (iv)
entered into, or become subject to or bound by, any Encumbrance.

			IV.2.13  Organization of Holdco; No Activities.

				(a)	Holdco is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

				(b)	Holdco has not (i) acquired any property or asset, whether
real, personal or mixed, tangible or intangible, other than the KEIL
Shares owned by it, (ii) incurred any liability or obligation, direct or indirect, fixed or contingent, other than for current Taxes which are covered by Article VII, (iii) engaged in any business or activity of any kind whatsoever, other than the ownership of the KEIL Shares owned by it, or (iv) entered into, or become subject to or bound by, any agreement, arrangement, contract or other commitment.

			IV.2.14  Ownership of Project Entities and Electric Holdings.
Except as set forth in Section 4.2.14 of the Seller Disclosure Schedule, the shares of capital stock of each of the Philippine and Indonesian
Entities owned by KEIL are owned of record and beneficially by KEIL free and clear of all Encumbrances, and the shares of capital stock of Electric
Holdings owned by KEUK are owned of record and beneficially by KEUK free and clear of all Encumbrances.

			IV.2.15  Litigation, Proceedings.  There is no claim, action, suit or proceeding pending of which Seller has received notice by or before any
Governmental Authority, or by or on behalf of any third party, which challenges the validity of this Agreement or any Ancillary Agreement or which, if adversely determined, could reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

			IV.2.16  No Activities Following Execution.  Except as set forth in
Section 4.2.16 of the Seller Disclosure Schedule, KEC (i) does not own any property or asset, whether real, personal or mixed, tangible or intangible, other than the Holdco Shares, the KEUK Shares, the CE Shares and the Options, (ii) has not incurred and does not have any liability or obligation, direct or indirect, fixed or contingent which will not have been discharged as of the Closing Date, other than for current Taxes which are covered by Article VII, (iii) does not engage in any business or activity of any kind whatsoever, other than the ownership of, the Holdco
Shares, the KEUK Shares, the CE Shares and the Options or (iv) has not
entered into, or become subject to or bound by, any Encumbrance.

			IV.2.17  Tax Matters.

				(a)	Except as set forth on Section 4.2.17 of the Seller
Disclosure Schedule:

					(i)  each of KEC, Holdco and the Kiewit Companies
(collectively, the "Acquired Companies") has (x) duly and timely filed (or there has been filed on its behalf, including any
consolidated or combined Tax Return of which an Acquired Company is a member) with the appropriate taxing authorities all Tax Re-
turns required to be filed by it, and all such Tax Returns are true, correct and complete and (y) timely paid (or there has been paid on its behalf) all Taxes due from it to any taxing authority;

					(ii)  each of the Acquired Companies has complied in all re-
spects with all applicable laws relating to the payment and
withholding of Taxes (including withholding of Taxes pursuant to
Sections 1441, 1442 and 1491-1494 of the Code or similar provi-
sions under any foreign laws) and has, within the time and
manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable laws;

					(iii)  there are no Encumbrances for Taxes upon the assets
or properties of any of the Acquired Companies except for statu-
tory Encumbrances for Taxes not yet due;

					(iv)  there are no outstanding waivers or comparable
consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any of the Acquired
Companies;

					(v)  None of KEC, KEUK and Holdco has been a member of an
affiliated group (or similar state or local filing group) other than a group in which PKS or one of its Affiliates is or was the common parent;

					(vi)  none of the Acquired Companies has requested an exten-
sion of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed;

					(vii)  no federal, state, local or foreign audits or other
administrative proceedings are presently pending with regard to any Taxes or Tax Returns of or including the Acquired Companies, and no written notification has been received by any of the
Acquired Companies that such an audit or other proceeding is pending or threatened;

					(viii)  the federal income Tax Returns of the Acquired Com-
panies for the taxable periods ended before 1993 have been exam-
ined by the appropriate taxing authority (or the applicable
statute of limitations for the assessment of Taxes for such
periods has expired) and, a list of all audits, examinations or investigations commenced or completed with respect to the
Acquired Companies commenced with respect to Taxable periods ending after 1989 is set forth on Section 4.2.17 of the Seller
Disclosure Schedule;

					(ix)  none of the Acquired Companies has changed any method
of accounting, received a ruling from any taxing authority or signed an agreement with any taxing authority which would have an adverse effect on any of the Acquired Companies (including
Tax attributes of the Acquired Companies);

					(x)  no deficiency for any Tax has been claimed, proposed,
asserted or assessed in writing with respect to any of the
Acquired Companies which has not been paid in full, and all Tax deficiencies which have been claimed, proposed or asserted in writing against any of the Acquired Companies have been fully paid or finally settled, and no issue has been raised in writing in any examination by any taxing authority, which, by applica-
tion of similar principles, could reasonably be expected to
result in the proposal or assertion of a deficiency for Taxes for another year not so examined;

					(xi)  none of the Acquired Companies is required to include
in income any adjustment pursuant to Section 481(a) of the Code
(or a similar provision of other law), by reason of the volun-
tary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method);

					(xii)  none of the Acquired Companies is a party to, is
bound by, or has an obligation under, any Tax sharing agreement,
Tax indemnification agreement or similar contract or arrangement
(including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any Person as a result of, or
pursuant to, any such agreement, contract, arrangement or
commitment;

					(xiii)  no power of attorney (or similar document) which is
currently in force has been granted by any of the Acquired
Companies with respect to any matter relating to Taxes;

					(xiv)  none of the Acquired Companies is a party to any
agreement, plan, contract or arrangement that would result,
individually or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the
Code or a similar provision under other law;

					(xv)  no closing agreement pursuant to Section 7121 of the
Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or on behalf of any of the Acquired Companies;

					(xvi)  none of the Acquired Companies has filed a consent
pursuant to Section 341(f) of the Code (or any predecessor
provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of the
Acquired Companies;

					(xvii)  the Acquired Companies have filed all Tax Returns in accordance with all leasing and other agreements entered into by any of them;

					(xviii)  no jurisdiction where an Acquired Company has not
filed a Tax Return has made a written claim that such Acquired
Company is required to file a Tax Return in such jurisdiction;

					(xix)  no QEF elections (as defined in Section 1295 of the
Code) have been filed by or on behalf of KEC, KEUK or Holdco;
and

					(xx)  none of KEC, KEUK or Holdco has an overall foreign
loss (as defined in Section 904 of the Code and allocated under
Treasury Regulation Section 1.1502-9) as of the taxable year ending in December of 1996.  For all periods subsequent to the taxable year ending in December of 1996, through the Closing
Date, Seller and its Affiliates (other than the Project Enti-
ties, Electric Holdings or Electric plc) have not and will not take any action or engage in any transaction including, without limitation, causing such companies to incur additional liabili-
ties and/or additional expenses (other than (i) any actions or transactions made in the ordinary course of business, or (ii)
any transactions contemplated by this Agreement) with respect to
KEC, KEUK or Holdco that would create an overall foreign loss allocable to such companies under Treasury Regulation Section
1.1502-9.

				(b)  All material elections with respect to Taxes of the
Acquired Companies are set forth on Section 4.2.17 of the Seller
Disclosure Schedule.

				(c)  Each of the Acquired Companies has previously delivered or made available to Buyer complete and accurate copies of each of:  (i)
all audit reports, letter rulings and technical advice memoranda relating to United States federal, state, local and foreign Taxes due with respect to the income or business of the Acquired Companies,
(ii) federal income Tax Returns and the income Tax Returns of each of the state of California, New York and Nebraska (or the relevant portions of a consolidated or combined Tax Return filed in such jurisdictions of which an Acquired Company is a member, including but not limited to information relating to the computation of taxable income) filed by the Acquired Companies for the last three years
(with the understanding that similar portions of other state income
Tax Returns with respect to the income or business of the Acquired
Companies which may be reasonably requested by the Buyer shall be provided to the Buyer within 10 business days prior to the Closing),
(iii) any closing agreement, settlement agreement or similar agreement or arrangement entered into by any of the Acquired
Companies with any taxing authority, (iv) any Tax election or agree-
ment entered into by any of the Acquired Companies providing for the sharing or ceding of losses and credits, and (v) any Tax sharing agreement, Tax indemnification or similar contract or arrangement en-
tered into by any of  the Acquired Companies.

				(d)  Section 4.2.17 of the Seller Disclosure Schedule sets forth the net operating losses, capital losses, charitable contributions, foreign tax credits, general business credits and minimum tax credits
(for federal, state, local, foreign and all other purposes, as applicable) of each of the Acquired Companies and the date on which net operating loss carryovers and such other tax attributes will expire.

			IV.2.18  Insurance.  Section 4.2.18 of the Seller Disclosure Schedule
sets forth a complete and accurate list of all insurance policies maintained by or for the benefit of Seller or any of its controlled
Affiliates, with respect to the Project Entities (the "Insurance
Policies"), together with the name of the policyholder, carriers and insureds, additional insureds and loss payees, and the liability limits and expiration date for each such policy.  Each policy is in full force and effect, and no notice has been received by Seller or any of its controlled Affiliates from any insurance carrier purporting to cancel or refuse renewal, reduce or dispute coverage under any such policy.  All premiums or other payments due under all such policies have been timely paid in full.  Seller (or the relevant controlled Affiliate) is not in default under any of such policies or binders, and Seller (or the relevant controlled Affiliate) has not failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion.  Such policies and binders shall be kept in full force and effect by Seller (or the relevant controlled Affiliate) through the Closing Date.  Such
Insurance Policies are included in the Related Project Interests.


                              	ARTICLE V
                     	COVENANTS OF THE PARTIES

		V.1  Prohibition of Certain Actions by Seller Pending the Closing.  During
the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, Seller covenants and agrees that it shall not take and shall cause its controlled Affiliates not to take any action or fail to take any action which causes or could reasonably be expected to cause (i) any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing or (ii)
Seller to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.  Without limiting the generality of the foregoing, Seller shall not, directly or indirectly, sell, pledge, dispose of or encumber, or authorize the sale, pledge, disposition or
Encumbrance of, the KEC Shares, the Holdco Shares, the KEUK Shares, the KEIL
Shares, the CE Shares, the Options, the Related Project Interests, the
Subordinated Debt Interests or its interests in the Project Entities or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or interests.

		V.2  Prohibition of Certain Actions by Buyer Pending the Closing.  During
the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, Buyer covenants and agrees that it shall not take any action or fail to take any action which causes or could reasonably be expected to cause (i) any representation or warranty of
Buyer contained in this Agreement to be untrue or inaccurate at or prior to the
Closing or (ii) Buyer to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

		V.3  Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary
Agreements by January 2, 1998, or the earliest practicable date thereafter.

		V.4  Consents.  Without limiting the generality of Section 5.3 hereof, each of the parties hereto will use its reasonable best efforts to obtain all
Permits and all Consents necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements prior to the Closing; provided, however, that, any provision hereof to the contrary notwithstanding, none of Seller or Buyer shall have any obligation to pay any fee to any third party for the purpose of obtaining any Permit or Consent or any costs and expenses of any third party resulting from the process of obtaining such consent or approval.  Each of the parties hereto will make or cause to be made all filings and submissions under laws and regulations appli-
cable to it as may be required for the consummation of the transactions contem-
plated by this Agreement and the Ancillary Agreements.  Buyer and Seller will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties hereto may reasonably request in connection with the foregoing.

		V.5  Notification of Certain Matters.  Each of the parties shall give prompt notice to the other party of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of such party materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder or under any of the Ancillary
Agreements; provided, however, that the delivery of any notice pursuant to this
Section 5.5 shall not limit or otherwise affect the remedies available hereunder to either party.

		V.6  Convertible Debt.  Upon the written direction of Buyer and upon the consent of Seller (which consent will not be unreasonably withheld), Seller shall cause the appropriate controlled Affiliate of Seller, prior to the
Closing, to convert any convertible debt included in the Subordinated Debt
Interests into shares of capital stock of the issuer thereof.

		V.7  Equity Offering.

			(a)  Buyer shall use its reasonable best efforts to conclude the
Equity Offering on or before the Closing Date and Seller covenants not to, and shall cause its controlled Affiliates not to, make any public announcement (which shall not include filings required to be made with the
Securities and Exchange Commission or any Governmental Authority, which filings shall be governed by Section 5.10) regarding the Equity Offering without Buyer's prior written consent (which consent will not be unreasonably withheld).

			(b)	In the event that the gross proceeds per share of the Equity
Offering (i) exceed $35.99, the Purchase Price shall be increased by an amount equal to the product of (x) fifty percent (50%) of such excess multiplied by (y) the number of shares of Common Stock sold in the Equity
Offering, up to a maximum of $20,000,000, or (ii) are less than $34.96, the Purchase  Price shall be decreased by an amount equal to the product of (x) fifty percent (50%) of such deficiency multiplied by (y) the number of shares of Common Stock sold in the Equity Offering, up to a maximum of
$20,000,000.

			(c)	Seller hereby waives its rights pursuant to those certain
Registration Rights Agreements, dated as of February 18, 1991 and June 19,
1991, each as amended, between Buyer and KEC to register CE Shares in connection with the Equity Offering.

		V.8  Debt Offering. 	Buyer shall use its reasonable best efforts to
conclude the Debt Offering on or before the Closing Date.

		V.9  Kiewit Commitments.

			(a)	Seller (or one or more of its controlled Affiliates) has
existing letters of credit, guarantees or other contractual commitments in satisfaction of its equity obligations in respect of the Project Entities as referenced on Schedule VI hereto.  Except as set forth in Section
5.9(b), at or prior to Closing, Seller shall replace or cause to be replaced such letters of credit, guarantees or other contractual commitments with cash deposits in full satisfaction of its equity obligations under all applicable project financing agreements.

			(b)	None of Seller or any of its controlled Affiliates shall be
obligated to fund any other project funding requirements accrued on or after August 1, 1997, except for maintaining until Closing the $18,928,000 letter of credit on Patuha, which Buyer shall replace at Closing, and any draws thereon made prior to Closing will be refunded to Seller by Buyer at
Closing.

			(c)	After August 1, 1997, none of Seller or any of its controlled
Affiliates shall be entitled to receive any further payments or distributions in respect of the Kiewit Companies or the Project Entities except for one half of the balance of $2,996,000, remaining in the KEC escrow account established for CE Luzon Geothermal Power Company, Inc. as reflected on the June 30, 1997 balance sheet of KEC.  Any payments or distributions of any kind received after August 1, 1997 by Seller or its controlled Affiliates in respect of the Kiewit Companies or the Project
Entities shall be held in trust and (together with any earnings thereon)
paid to Buyer at Closing.

		V.10  Seller SEC Filings.  Seller shall make or cause to be made all filings required to be made by it with the Securities and Exchange Commission or any other Governmental Authority as a result of the transactions contemplated hereby, including Forms 4 and 5 and amendments to Schedule 13D and shall provide such filings to Buyer in advance for review and comment.

		V.11  Buyer SEC Filings.  Buyer shall make or cause to be made all filings required to be made by it with the Securities and Exchange Commission or any other Governmental Authority as a result of the transactions contemplated hereby and shall provide those portions of such filings describing matters relating to Seller or its controlled Affiliates to Seller in advance for review and comment.

		V.12  Existing Agreements.

			(a)	Contemporaneous with the execution and delivery of this
Agreement, Buyer and Seller are entering into an agreement (the
"Withdrawal Agreement") pursuant to which Seller shall withdraw from all participation in that certain Joint Venture Agreement dated as of December
4, 1996 (the "Joint Venture Agreement"), between Seller and Buyer, and all development projects thereunder.  Notwithstanding anything to the contrary in the Joint Venture Agreement or otherwise, Seller shall not be entitled to any compensation or recoupment of costs attributable to the Project
Entities or the Joint Venture Agreement as a result of such withdrawal, subject to Section 10.2.1(e).

			(b)	As of the Closing Date, the parties shall enter into a mutually satisfactory agreement (the "Termination Agreement") pursuant to which each of the agreements set forth in Schedule VII hereto shall terminate and be of no further force or effect.

		V.13  Termination of Buyer's Approval of Acquisitions of Shares Under
Rights Agreement.  As of the Effective Date, the approval of Buyer's board of directors exempting Seller's acquisition of shares of Common Stock other than the CE Shares and the shares issuable upon the exercise of the Options from the effect of that certain Rights Agreement dated December 1, 1988, as amended (the
"Rights Agreement"), shall terminate, subject to Section 10.2.1(d).

		V.14 Confidentiality, Standstill and Noncompetition Agreement. Contemporaneous with the execution and delivery of this Agreement, Seller and Buyer are executing the Confidentiality, Standstill and Noncompetition Agreement.


                              	ARTICLE VI
                        	CONDITIONS TO CLOSING

		VI.1  Conditions of Buyer's Obligations at Closing.  The obligations of
Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

			VI.1.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement that are qualified as to materiality shall be true, complete and accurate, and the representations and warranties of Seller contained in this Agreement that are not so qualified shall be true, complete and accurate in all material respects, in each case, as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

			VI.1.2  Performance.  Seller shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement, the Confidentiality, Standstill and Noncompetition Agreement and all other agreements contemplated hereby or thereby that are required to be performed or complied with by Seller on or before the Closing.

			VI.1.3  Compliance Certificates.  At the Closing, Seller shall deliver to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in Sections 6.1.1 and 6.1.2 have been fulfilled.

			VI.1.4  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition restraining or prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall be in effect, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the
Ancillary Agreements which makes the consummation of such transactions illegal.

			VI.1.5  Consents.  All Permits and Consents necessary to the consummation of the transactions contemplated hereby or by the Ancillary
Agreements, as set forth on Schedule VIII hereto ("Required Consents"), shall have been obtained.

			VI.1.6  Termination Agreement.  Seller shall have executed and delivered, effective upon consummation of the Closing, the Termination
Agreement.

		VI.2  Conditions of Seller's Obligations at Closing.  The obligations of
Seller under this Agreement are subject to the fulfillment, on or before the
Closing, of each of the following conditions:

			VI.2.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true, complete and accurate, and the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true, complete and accurate in all material respects, in each case, as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date.

			VI.2.2  Performance.  Buyer shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement, the Confidentiality, Standstill and Noncompetition Agreement and all other agreements contemplated hereby or thereby that are required to be performed or complied with by them on or before the Closing.

			VI.2.3  Compliance Certificates.  At the Closing, Buyer shall deliver to Seller a certificate, dated the Closing Date, certifying that the conditions specified in Sections 6.2.1 and 6.2.2 have been fulfilled.

			VI.2.4  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall be in effect, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or the Ancillary Agreements which makes the consummation of such transactions illegal.

			VI.2.5  Consents.  All Required Consents shall have been obtained.

			VI.2.6  Termination Agreement.  Buyer shall have executed and delivered, effective upon consummation of the Closing, the Termination
Agreement.


                             	ARTICLE VII
                             	TAX MATTERS

		VII.1.  Preparation and Filing of Tax Returns; Payment of Taxes.

				(a)	To the extent not filed prior to the Closing Date, Seller
shall prepare or cause to be prepared (at its own cost and expense and in a manner consistent with past practice) all Tax Returns of the
Acquired Companies for all taxable periods ending on or before the
Closing Date (such periods are hereinafter  referred to as "Pre-Clos-
ing Periods").  Provided that Buyer has complied with its obligations under Section 7.5, not less than ten (10) business days prior to the date on which any such Tax Return is due to be filed (taking into ac-
count any applicable extensions) (the "Due Date"), Seller shall deliver a draft of each such Tax Return (or relevant portion thereof)
to Buyer for its review and comment.  Seller or Buyer (as required by law) shall file the Tax Return and Seller shall pay the amount due with the Tax Return to the appropriate taxing authority on a timely basis.

				(b)	Buyer shall cause each of the Acquired Companies to prepare
and file on a timely basis all Tax Returns of such companies other than those provided for in Section 7.1(a) hereof.  Buyer shall pay or cause the appropriate company to pay all Taxes shown to be due and payable thereon.  Not less than twenty (20) business days prior to the Due Date of any Tax Returns for Taxes for which Seller  has any liability, the Buyer shall deliver a copy of such Tax Returns (or portion relevant to any Taxes for which the Seller may be liable) to
Seller.  Seller shall pay directly to Buyer its portion of the Taxes shown to be due on such Tax Return (determined under Section 7.2 of this Agreement) within ten days prior to the Due Date for the filing of such Tax Return.  Seller is entitled to object to any items re-
flected on such Tax Return relating solely to Taxes for which Seller is liable pursuant to this Agreement.  If Seller objects (which objection shall be made no later than fifteen (15) days before the
Due Date), the parties (or each of the parties' accounting firms)
shall attempt to resolve the disagreement.  If the parties are unable to resolve the disagreement, the dispute shall be referred to an independent Big Six accounting firm selected by mutual agreement of the parties at such time (the "Tax Arbitrator"), whose determination shall be binding on the parties.  The fees and expenses of the Tax
Arbitrator shall be borne equally by Seller, on the one hand, and
Buyer, on the other hand.  If the dispute has not been resolved or the Tax Arbitrator has not made its determination 10 days prior to the Due Date, the Tax Return shall be filed as originally proposed by
Buyer, reflecting any items previously objected to by Seller and agreed to by Buyer, and Seller shall pay to Buyer the amount request-
ed by Buyer (the "Buyer Return Amount").  When the amount due to
Buyer from Seller in respect of such Tax Return is finally determined by the Tax Arbitrator, a settlement payment shall be made from
Seller to Buyer in an amount equal to the excess, if any, of (i) the amount finally determined to be due over (ii) the Buyer Return Amount or from Buyer to Seller in an amount equal to the excess, if any, of
(x) the Buyer Return Amount over (y) the amount finally determined to be due.

		VII.2.  Tax Indemnification.

				(a)	Seller shall indemnify, defend and hold harmless Buyer and
its Affiliates (including the Acquired Companies after the Closing)
from and against any and all Damages imposed on, sustained, incurred or suffered by Buyer and such Affiliates, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon the
Acquired Companies (other than claims for Damages arising as a result of any Taxes imposed (x) on any Project Entity, Electric Holdings or
Electric plc, or (y) due to any failure by any Project Entity,
Electric Holdings or Electric plc, to fully comply with any
applicable law or regulation relating to Taxes) with respect or pursuant to (i) any Pre-Closing Period, (ii) any taxable period beginning before the Closing Date and ending after the Closing Date
(such periods referred to as "Straddle Periods"), but only with respect to the portion of such Straddle Period ending on the close of the Closing Date and in the manner provided in Section 7.2(c) hereof
(such portion, a "Pre-Closing Straddle Period"), (iii) Treasury Regu-
lations Section 1.1502-6 (or any comparable provision under state, local, or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated or unitary group) for any Pre-Closing Period, or Pre-Closing Straddle Period and (iv) a
breach of or inaccuracy in any representation contained in Section
4.2.17 hereof and any covenant of the Seller set forth in this Arti-
cle VII.

				(b)	Buyer shall indemnify, defend and hold harmless Seller and
its Affiliates from and against any and all Damages, resulting to, imposed on, sustained, incurred or suffered by Seller and such
Affiliates, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon the Acquired Companies with respect to
(i) any taxable period beginning after the Closing Date (such periods are hereinafter referred to as "Post-Closing Periods"), (ii) actions
(other than actions specifically called for by this Agreement) by
Buyer, any of the Acquired Companies, any of the Project Entities,
Electric Holdings or Electric plc on the Closing Date after the
Closing), (iii) any Straddle Period, but only with respect to the portion of such Straddle Period beginning the day after the Closing
Date and in the manner provided for in Section 7.2(c) hereof (such portion, a "Post-Closing Straddle Period"), and (iv) Taxes imposed as a result of a breach of or inaccuracy in any covenant of the Buyer set forth in this Article VII.

				(c)	For purposes of calculating the Taxes imposed which relate
to a Straddle Period and must be allocated between a Pre-Closing
Straddle Period and a Post-Closing Straddle Period, the Closing Date
shall be treated as the last day of a taxable period, and the portion of any such Taxes imposed that are allocable to the Pre-Closing
Straddle Period:  (i) in the case of Taxes imposed that are either
(x) based upon or related to income or receipts up until the Closing
Date or (y) imposed in connection with any sale, transfer, assignment or distribution of property (real or personal, tangible or intangi-
ble), shall be deemed equal to the amount which would be assessable if the period for which such Taxes are imposed ended on and included the Closing Date, and (ii) in the cases of Taxes imposed other than
Taxes imposed as described in clause (i) hereof, shall be computed on a per diem basis.

		VII.3  Consent Provisions.

				(a)	Except as otherwise provided in this Section 7.3, if a
notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") is delivered, sent, commenced or initiated to or against the Acquired Companies by any taxing authority, the party responsible for filing the Tax Return for the period which the Tax Claim relates shall be solely responsible for controlling the defense of such Tax Claim.

				(b)	Seller may, upon timely written notice to Buyer, assume and
control the defense of a Tax Claim involving Taxes for any Pre-
Closing Straddle Periods for which the Seller is responsible pursuant to Section 7.2(a) of this Agreement at its own cost and expense and with its own counsel, and Buyer and its Affiliates agree to cooperate with Seller in pursuing such contest.  Seller shall reimburse the
Buyer for any reasonable out-of-pocket expenses incurred in
connection with such cooperation, including cost of counsel.  If
Seller elects to assume the defense of any such Tax Claim, notwith-
standing anything to the contrary contained herein, (i) Seller shall consult with Buyer and shall not enter into any settlement with re-
spect to any such Tax Claim without Buyer's prior written consent, which shall not be unreasonably withheld; (ii) Seller shall keep
Buyer informed of all material developments and events relating to such Tax Claim; and (iii) at its own cost and expense, Buyer shall have the right to participate in (but not to control) the defense of such Tax Claim.

		VII.4.  Transfer and Similar Taxes.  Notwithstanding any other provision of this Agreement to the contrary, the party bearing the legal obligation to do so shall promptly pay all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes imposed upon any party incurred in connection with the transactions contemplated by this Agreement (collectively, the "Transfer Taxes").  The other party shall indemnify the paying party for
50% of such Transfer Taxes.

		VII.5.  Assistance and Cooperation.  After the Closing, each of Seller and
Buyer shall:

				(a)	assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Article
VII;

				(b)	cooperate fully in preparing for any audits of, or disputes
or litigation with taxing authorities regarding, any Tax Returns with respect to the Acquired Companies;

				(c)	make available to the other and to any taxing authority as
reasonably requested all information, records and documents relating to Taxes of the Acquired Companies;

				(d)	provide timely notice to the other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Acquired Companies for taxable periods for which the other may have a liability under this Article VII; and

				(e)	furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other may have a liability under this Article VII.

		VII.6.  Termination of Tax Sharing Agreements.  Seller hereby agrees and covenants that any and all existing Tax sharing agreements or similar arrange-
ments, written or unwritten (other than those provided by this Agreement), binding on any of the Acquired Companies shall be terminated on or before the
Closing Date, and any and all rights and obligations existing thereunder shall be fully and finally settled without payment by any party thereto.

		VII.7.  Characterization of Tax Indemnification Payments.  All amounts paid by Seller to Buyer or by Buyer to Seller pursuant to this Article VII shall be treated as adjustments to the Purchase Price for all Tax purposes.

		VII.8.  Indemnity Payments.  All amounts payable or to be paid to Buyer or to Seller under this Article VII ("Indemnity Payments") shall be paid in imme-
diately available funds within five business days after the later of (i) re-
ceipt of a written request from the party entitled to such Indemnity Payment which demonstrates to the reasonable satisfaction of the party receiving such request that the party providing such request is entitled to such payment under the terms of this Agreement and (ii) the day of payment of the amount that is the subject of the Indemnity Payment by the party entitled to receive the
Indemnity Payment.  All such Indemnity Payments shall be made to the accounts and in the manner specified in such written notice.

		VII.9.  Survival of Obligations.  The obligations of the parties set forth in this Article VII shall be unconditional and absolute and, notwithstanding any other provision of this agreement to the contrary, including Article IX hereof, shall remain in effect until the later of (i) seven years after the
Closing Date, or (ii) the expiration of the applicable statute of limitations
(taking into account any applicable extensions or tollings).  Notwithstanding any other provision of this Agreement to the contrary, including Article IX hereof, any indemnification for or matters relating to Taxes shall be governed by this Article VII.


                             	ARTICLE VIII
                       	POST-CLOSING COVENANTS

		VIII.1  Litigation Support.  In the event and for so long as any party hereto is actively investigating, contesting or defending any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand of third parties after the Closing in connection with (a) any transaction contemplated by this Agreement or the Ancillary Agreements or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction, on or prior to the Closing, involving the transactions contemplated hereby or thereby or involving or relating to the operation of the business of the Project Entities prior to
Closing, each of the other parties shall cooperate in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary and reasonably requested in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article IX).

		VIII.2  Further Assurances.  From time to time after the Closing Date, at the request of the other party hereto, each of Seller and Buyer shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to vest in Buyer all right, title and interest in the KEC Shares, the Holdco Shares and the KEUK
Shares and to consummate more effectively the transactions contemplated hereby.

		VIII.3  Seller Keep Well.  From and after the date hereof, and until the end of Seller's 2004 fiscal year (the "Keep Well Period"), Seller shall maintain stockholders' equity (determined in accordance with GAAP) of at least
$500 million at the end of fiscal 1998, declining annually on a straight line basis to $200 million at the end of fiscal 2004, provided, however, the obliga-
tion to maintain such stockholders' equity shall terminate upon Seller's achieving a credit rating of no less than BB+ by Standard and Poors or a comparable rating by Moody's.  For each fiscal year included in the Keep Well
Period, Seller shall deliver to Buyer, no later than 90 days after the end of such fiscal year, a copy of its audited financial statements for such fiscal year.

		VIII.4  Use of Kiewit Name.  Seller shall retain all rights to use the
"Kiewit" name and the name of the Kiewit Affiliates acquired by Buyer pursuant hereto.  Buyer shall, as soon as reasonably practicable, take such commercially reasonable actions as are necessary to change the name of such Kiewit
Affiliates to another name bearing no similarity to the name "Kiewit".  Until the effectiveness of any such name change, Seller does hereby grant to KEC and the Kiewit Companies as of the Closing, a non-exclusive right to continue to use such name (the "License") to the extent reasonably required for legal or regulatory or Permit purposes relating to their ownership of the Project
Entities and development opportunities relating to such existing Project
Entities that constitute expansions or additions to the facilities of such existing Project Entities provided, however, that Buyer shall use commercially reasonable efforts to minimize or eliminate all such usage as expeditiously as possible (by changes of name or otherwise) to the extent reasonably practicable; it being understood that the License shall terminate in respect of usage for each applicable Project Entity upon achievement of such name change or elimination of usage.


                              	ARTICLE IX
                       	SURVIVAL; INDEMNIFICATION

		IX.1 Survival of Representations, Covenants, Etc. All statements contained in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or any Ancillary Agreement or in connection with the transactions contemplated hereby or thereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of Seller and Buyer contained herein shall survive the consummation of the transactions contemplated hereby and the Closing.

		IX.2  Indemnification.

			IX.2.1  Seller's Agreement to Indemnify.  Subject to the terms and conditions of this Article IX, Seller agrees to indemnify, defend and hold harmless the Seller Indemnified Parties at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses
(collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from (a) a breach of any representation, warranty or agreement of Seller contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach; (b) a breach of any covenant or agreement of Seller contained in this Agreement; or (c) any event, occurrence or condition of any nature involving KEC, Holdco, KEUK or KEIL that arose or accrued on or prior to the Closing Date, to the extent not related to the business of the Project Entities (collectively,
"Seller Indemnified Claims").

			IX.2.2  Buyer's Agreement to Indemnify.  Subject to the terms and conditions of this Article IX, Buyer agrees to indemnify, defend and hold harmless the Buyer Indemnified Parties at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by the Buyer Indemnified Parties, directly or indirectly, by reason of or resulting from (a) a breach of any representation, warranty or agreement of Buyer contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach; or (b) a breach of any covenant or agreement of Buyer contained in this Agreement (collectively, "Buyer Indemnified Claims" and, together with Seller Indemnified Claims, "Claims").

			IX.2.3  Conditions of Indemnification.  The obligations and
liabilities of each of  Seller and Buyer with respect to Claims made by third parties shall be subject to the following terms and conditions:

				(a)	The indemnified party shall give the indemnifying party
prompt notice of any such Claim, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it;

				(b)	If the indemnifying party, within a reasonable time after
notice of any such Claim, fails to defend the indemnified party against which such Claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; and

				(c)	Anything in this Article IX to the contrary notwithstanding,
(i) if there is a reasonable probability that a Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that if such Claim is settled without the indemnifying party's consent, the indemnified party shall be deemed to have waived all rights hereunder against the indemnify-
ing party for money damages arising out of such Claim, and (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indem-
nified party of a release from all liability in respect to such
Claim.


                              	ARTICLE X
                      	TERMINATION OF AGREEMENT

		X.1  Termination.  This Agreement may be terminated at any time prior to the Closing:

			X.1.1  by mutual written agreement of Seller and Buyer duly
authorized by their respective boards of directors; or

			X.1.2  by either Seller or Buyer, if the Closing shall not have occurred by February 20, 1998 (provided that the right to terminate this
Agreement under this Section 10.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

			X.1.3 by either Seller or Buyer, if a court of competent jurisdiction or a Governmental Authority shall have issued a final nonappealable order, decree or ruling or taken any other action having the effect of finally and permanently restraining, enjoining or otherwise prohibiting the Closing; or

			X.1.4  by Buyer in the event that prior to the date on which Buyer has raised at least $800 million in cash or Financing, or a combination thereof for purposes of funding the Purchase Price there shall have occurred (i) after the date hereof, any banking moratorium declared by
U.S. Federal or New York authorities; (ii) after the date hereof, any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by the United States Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency makes it unreasonable to proceed with completion of the transactions contemplated hereby; or (iii) any decline in the S&P 500
Index in excess of 25% measured from the close of business on September 4,
1997.

		X.2  Effect of Termination.  In the event of termination of this
Agreement:

			X.2.1  Procedure and Effect of Termination.  In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.1 hereof, written notice there-
of shall forthwith be given by the party so terminating to the other party, and this Agreement shall terminate, and the transactions contemplated hereby shall be abandoned, without further action by Seller or Buyer.  If this Agreement is terminated pursuant to Section 10.1 hereof:

				(a)	All filings, applications and other submissions made to any
Governmental Authority or other Person shall, to the extent practica-
ble, be withdrawn;

				(b)	The obligations provided for in this Section 10.2 and
Article XI hereof, shall survive any termination of this Agreement;

				(c)	Upon termination of this Agreement, Seller shall pay to
Buyer all Project Entity equity funding requirements for the period from August 1, 1997 to the date of termination, plus interest thereon at the rate of 7% per annum; and, in such case, Buyer shall pay to
Seller its share of any Project Entity distributions in respect of such Project Entities, together with interest thereon at the same rate Buyer has earned on its share of such distributions; and

				(d)	Upon termination of this Agreement, the approval of Buyer's
board of directors under the Rights Agreement referred to in Section
5.13 shall again be effective to the same extent as prior to the termination .

				(e)	Upon termination of this Agreement, the Withdrawal Agreement shall be null and void and the Joint Venture Agreement shall be reinstated; provided, however, that Seller shall have no right or interest in any project or joint venture for which Buyer has signed a definitive development or power sales agreement or acquisition agreement, or for which Buyer has closed on financing, between the
Effective Date and the date of such termination.

			X.2.2	Termination Fee.

				(a)	In the event that this Agreement is terminated by Seller or
Buyer as a result of a breach by the other party of its
representations, warranties, covenants or agreements under this
Agreement (other than as subject to subparagraph (b) below), then
Seller or Buyer, as the case may be, shall be entitled to be paid by the breaching party a termination fee in the amount of $50,000,000.
The termination fee shall constitute liquidated damages and shall be in full satisfaction of all rights of a non-breaching party;
provided, however, that, in the event that (i) the termination is a result of a breach by Buyer of its obligations to use its reasonable best efforts to consummate the transactions contemplated hereby,
Seller also shall be entitled to bring a claim against Buyer for money damages; (ii) Buyer has raised at least $800 million in cash or
Financing, or a combination thereof, for purposes of funding the
Purchase Price, Seller also shall have the right to seek specific performance of Buyer's obligations hereunder or (iii) the termination is a result of a breach by Seller of any of its obligations under this Agreement, Buyer also shall have the right to seek specific performance of Seller's obligations hereunder.

				(b)	Schedule VIII hereto identifies which of the Required
Consents (i) are required to be obtained by Buyer ("Buyer Consents"),
(ii) are required to be obtained by Seller ("Seller Consents") and
(iii) are required to be obtained by Seller and Buyer jointly.  In the event that this Agreement is terminated by Seller as a result of the failure by Buyer to obtain any Buyer Consent, or by Buyer, as a result of the failure by Seller to obtain any Seller Consent, the terminating party shall be entitled to be paid by the party that failed to obtain the Consent a termination fee in the amount of
$50,000,000; provided, however, that (i) in the event that the failure to obtain a Required Consent is a result of a breach by Buyer or Seller of its obligation to use its best efforts to obtain such
Required Consent, then the terminating party also shall be entitled to bring a claim for money damages against the breaching party, and if available, to seek specific performance of the breaching party's obligations hereunder; provided, further, however, that Seller shall be entitled to seek specific performance of Buyer's obligations hereunder only if Buyer has raised at least $800 million in cash or
Financing, or a combination thereof, for purposes of funding the
Purchase Price.


                           	ARTICLE XI
                         	MISCELLANEOUS

		XI.1  Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered;
when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and
upon receipt, if sent by certified or registered mail, return receipt requested.  In each case, notice shall be sent to:

		If to Buyer, addressed to:

			CalEnergy Company, Inc.
			302 South 36th Street, Suite 400
			Omaha, Nebraska 68131
			Fax:  (402) 231-1658
			Attention:  Steven A. McArthur, Esq.

			with a copy to:

			Skadden, Arps, Slate, Meagher & Flom LLP
			919 Third Avenue
			New York, New York  10022
			Fax:  (212) 735-2000
			Attention:  Alan C. Myers, Esq.


		If to Seller, addressed to:

			Kiewit Diversified Group Inc.
			3555 Farnam Street
			Omaha, Nebraska 68131
			Fax: 402-536-3645
			Attention:  Matthew J. Johnson, Esq.

			with a copy to:

			Willkie Farr & Gallagher
			One Citicorp Center
			153 East 53rd Street
			Fax:  (212) 821-8111
			Attention:  John S. D'Alimonte, Esq.

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

		XI.2  Assignment.  Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party; provided, however, that Buyer may assign all or any portion of its rights and obligations hereunder to any Affiliate of Buyer, provided that no such assignment shall release Buyer from any obligations hereunder.  Subject to the foregoing, this
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

		XI.3  Entire Agreement; Amendments and Waivers.

			(a)	This Agreement and the Ancillary Agreements, together with all schedules hereto and thereto (including the Buyer Disclosure Schedule and the Seller Disclosure Schedule) constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

			(b)	This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

		XI.4  Brokers.  Each party hereto agrees that it is liable for, and will pay when due, all brokerage fees, finder's fees and commissions of all brokers, finders and other representatives and agents, in each case, that have acted for or on behalf of such party in connection with this Agreement, any Ancillary
Agreement or any of the transactions contemplated hereby or thereby.  Buyer agrees to indemnify Seller, and Seller agrees to indemnify Buyer, against any liability, claim, loss, damage or expense incurred by Seller or Buyer, respectively, as a result of a breach of this Section 11.4.

		XI.5  Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

		XI.6  Headings.  The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

		XI.7 Schedules. The Schedules attached to this Agreement are incorporated herein and shall be a part of this Agreement for all purposes.

		XI.8  Publicity; Confidentiality.  Except as provided herein or required by law (including the federal securities laws), neither Buyer nor Seller shall issue any press release or make any public statement regarding the transactions contemplated hereby (other than public statements made by Buyer in connection with the Equity Offering or the Debt Offering) without the prior written consent of the other party, which consent shall not be unreasonably withheld.
The parties agree that they will not disclose any information regarding the terms and conditions of, or the parties to, this Agreement, the Ancillary
Agreements and all other agreements to be entered into in connection herewith to any third party, except as may be required by law.

		XI.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

		XI.10 Construction. Differences in language as between similar provisions covering similar matters may reflect differences in style rather than a different substantive intent and should be construed accordingly. Any presumption that an ambiguity in this Agreement should be construed against the document drafter or author is hereby waived and shall not apply with respect to any document interpretation.

		XI.11  Expenses.  Except as otherwise specified in this Agreement, each party hereto shall pay its own out-of-pocket expenses, including, but not limited to, legal and accounting fees, incurred in connection with the negotiation, preparation and execution of this Agreement and all other agreements, documents and instruments contemplated hereby, or otherwise in connection with the preparation for carrying this Agreement into effect.




                  	[This space intentionally left blank]

	IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

	                     				BUYER:

                        						CALENERGY COMPANY, INC.,
                        						a Delaware corporation


                        						By:/s/ Steven A. McArthur
                    						    Name:	Steven A. McArthur
                    						    Title:	Senior Vice President


                     					SELLER:

                        						KIEWIT DIVERSIFIED GROUP INC.,
                        						a Delaware corporation


                        						By:/s/ James Q. Crowe
                    						    Name:	James Q. Crowe
                    						    Title:	President and CEO